                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                April 20, 1995


                               FMC GOLD COMPANY
                  -------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                       1-9569                 88-0226676
- - ----------------------------         ------------         -------------------
(State or other jurisdiction         (Commission           (I.R.S. Employer
     of incorporation)               File Number)         Identification No.)


            5011 Meadowood Way, Suite 200, Reno, NV      89502
            -------------------------------------------------------
              (Address of principal executive offices)   (Zip Code)


                                (702) 827-3777
                        ------------------------------
                        Registrant's telephone number,
                              including area code

                         [FMC GOLD COMPANY LETTERHEAD]

 Item 5 Other Events
 -------------------

 FMC GOLD REPORTS FIRST QUARTER RESULTS

 CHICAGO, April 20, 1995 -- FMC Gold Company reported a first quarter net loss of $3.6 million compared with net income of $4.6 million in the first quarter of 1994. The July 1994 closing of the Royal Mountain King mill and the winding down of Paradise Peak heap-leach operations resulted in significant declines in production. The 30 percent owned Jerritt Canyon operation is now the company's only producing property. Increased exploration activity in Chile led to exploration spending of $4 million in the first quarter, up 33 percent from the year-ago period. Loss per share was $0.05 in the first quarter compared with earnings per share of $0.06 in last year's quarter.

 Sales for the first quarter of 1995 were $9.1 million compared with $22.3 million last year. The average realized price of gold decreased to $378 per ounce from $383 in the first quarter of 1994.

   Also during the quarter, FMC Corporation, which owns 80 percent of FMC Gold, engaged Wood Gundy, an investment banking firm specializing in precious metals properties, to evaluate the strategic options relating to its ownership interests in FMC Gold Company.

   In the first quarter, FMC Gold produced 24 thousand ounces of gold compared with 62 thousand ounces in the same period last year. At the Jerritt Canyon mine (30 percent owned by FMC Gold), gold production declined due to lower throughput, mill ore grades and recoveries. FMC Gold's share of production was 22 thousand ounces compared with 29 thousand ounces in the first quarter of 1994.

                                     -more-

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PAGE 2/FMC GOLD REPORTS FIRST QUARTER EARNINGS

   At the Paradise Peak mine, reclamation activity continued while residual gold production decreased to 2 thousand ounces compared with 20 thousand ounces in the first quarter of 1994. Production from the Paradise Peak operation is expected to end in the second quarter of 1995.

   Average cash production costs increased during the first quarter to $221 per gold equivalent ounce compared with $201 per gold equivalent ounce in the first quarter of 1994. The increase in average cash production costs per ounce reflects the decrease in production at the low-cost Paradise Peak operation.

   FMC Gold held $103 million in cash and cash equivalents at the end of the quarter. Interest income was $1.6 million during the first quarter compared with $2.2 million last year, due to a lower loan balance to FMC Corporation.

 Beartrack Project Update
 ------------------------

   At Beartrack, an injunction against all ongoing and future forest activities, including mining, that could affect the local endangered species of salmon, was issued, stayed and subsequently dissolved during the first quarter of 1995.

   Another lawsuit filed last year by the Sierra Club Legal Defense Fund is still pending. The lawsuit alleges that the biological opinion issued by the National Marine Fisheries Service on the Beartrack property fails to satisfy the requirements of the Endangered Species Act. FMC Gold believes the biological opinion was carefully considered and is fully supported by the record.

   Development at Beartrack has continued uninterrupted, and production is scheduled to begin during the second quarter of 1995.

 El Penon Project: Northern Chile
 --------------------------------

   FMC Gold Company's wholly owned Chilean subsidiary, Minera FMC Limitada, has identified significant gold and silver mineralization at the El Penon project in northern Chile. The mineralization has substantial potential to become an economic orebody based on the primary target area that has been surface drilled to date.

                                     -more-

PAGE 3/FMC GOLD REPORTS FIRST QUARTER EARNINGS

   The primary target area remains open, and several other target areas have been identified elsewhere on the El Penon property. The El Penon discovery was made by FMC Gold geologists as a result of the company's on-going grassroots exploration program.

   The El Penon project comprises 220 square miles of mining concessions and leases and is located 75 miles southeast of Antofagasta, Chile. There are 155 completed exploration drill holes on the property. In the primary target area, 33 holes have intercepted significant mineralization (at least

 0.13 ounces per ton (opt) gold for at least 13 feet). Drilling on a 100-foot spacing along a portion of the primary target area has identified a significant resource, with an average grade of 0.25 opt gold and 4.43 opt silver.

   Thickness of the mineralization in the resource averages 50 to 100 feet in a steeply dipping zone with mineable widths. The resource is oxidized, contains minimal contaminants and is amenable to direct cyanidation. Ore grade minerlization beyond the preliminary inferred resource has been intercepted nearby, and additional drilling is proceeding in an attempt to link this mineralization to the resource.

   FMC Gold geologists have discovered additional high-grade mineralization at four separate target areas up to 2-1/2 miles from the primary target. Other surface and geophysical targets at El Penon have received only minimal attention to date.

   The company expects to begin development of an underground decline into the primary target area during the second half of this year to confirm mineralization, acquire bulk metallurgical samples, conduct underground drilling at depth across the zone, and investigate underground mining conditions. The discoveries to date are on concessions 100 percent owned, or under option by Minera FMC Limitada. In addition, the company has acquired water rights that are expected to be sufficient for initial mine development and future growth.
                                     -more-

PAGE 4/FMC GOLD REPORTS FIRST QUARTER EARNINGS

 Rossi Project: Carlin Trend, Nevada
 -----------------------------------
   The company's ongoing program also has continued to identify mineralization at the Rossi property on the northern end of the Carlin Trend in Nevada. The mineralization occurs in the Popovich geologic formation along a strike length of 2,400 feet between depths of 770 and 1,940 feet.

   Since 1991, FMC Gold has drilled 96 holes at the Rossi property to an average depth of 1,580 feet. There are 22 holes in the primary target area that have resulted in 45 significant intercepts (at least 0.20 opt gold for at least 6 feet) with an average grade of 0.47 opt gold over 18 feet. The company has developed a preliminary geologic model of the mineralization based on these intercepts and inferred geologic controls. Although the geologic model indicates significant potential, additional surface drilling and underground access will be required to confirm the potential indicated by this model, extend the known mineralized zone and investigate underground mining conditions. The company continues to investigate the Rossi property with an active drilling program. The Rossi project comprises approximately 11 square miles of mining claims.

   FMC Gold is is engaged in precious metals exploration, development and production. The company reported 1994 production of 163,000 ounces of gold and 154,000 ounces of silver, with reserves of 1.8 million ounces of gold. FMC Gold is publicly traded on the New York Stock Exchange under the common stock symbol FGL.

                                     # # #

                                FMC GOLD COMPANY
                      CONSOLIDATED STATEMENTS OF INCOME

             (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                               (Unaudited)
                                               Three Months
                                              Ended March 31
                                             ----------------
                                              1995      1994
                                             ------    ------
  Sales                                      $  9.1    $ 22.3
  Costs and expenses
      Cost of sales                             9.0      15.1
      Exploration costs                         4.0       3.0
      Selling, general and
         administrative expenses                1.3       1.5
                                             ------    ------
  Total costs and expenses                     14.3      19.6

  Earnings (loss) before interest and taxes    (5.2)      2.7

  Interest income                               1.6       2.2
                                             ------    ------

  Income (loss) before income taxes            (3.6)      4.9

  Provision for income taxes                      -       0.3
                                             ------    ------

  Net income (loss)                          $ (3.6)   $  4.6
                                             ======    ======
  Earnings (loss) per common share           $(0.05)   $ 0.06
                                             ======    ======
  Average number of shares used in
      earnings per share computations          73.5      73.5
                                             ======    ======

                                FMC GOLD COMPANY
                                ----------------
                                OPERATING DATA
                                --------------

                                  (UNAUDITED)

                                                   Three Months
                                                  Ended March 31
                                                  --------------
                                                   1995     1994
                                                   -----    ----
  Tons of ore processed (thousands)
        Jerritt Canyon (FMC Gold Share)             206      230
        Royal Mountain King                          -       332

  Ore grade (ounces per ton milled)
        Jerritt Canyon                            0.129    0.135
        Royal Mountain King                           -    0.055

  Mill recoveries
        Jerritt Canyon                             84.8%    88.9%
        Royal Mountain King                            -    74.6%

  Production (thousands of ounces)
        Gold
            Paradise Peak                             2       20
            Jerritt Canyon                           22       29
            Royal Mountain King                       -       13
                                                    ---      ---
                      Total                          24       62

        Silver                                        8       63

  Cash cost of production
        ($ per gold equivalent ounce)
            Paradise Peak                         $ 152    $  68
            Jerritt Canyon                        $ 228    $ 236
            Royal Mountain King                       -    $ 324
                  Average                         $ 221    $ 201


                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        FMC GOLD
                                                        Registrant

Date: April 20, 1995                                    By:    Robert L. Day
                                                        Title: Secretary